As filed with the Securities and Exchange Commission on January 24, 2000
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                        MUNICIPAL MORTGAGE & EQUITY, LLC
             (Exact name of registrant as specified in its charter)
             Delaware                                 52-1449733
(State or other jurisdiction of          (I.R.S. employer identification number)
 incorporation or organization)

                       218 North Charles Street, Suite 500
                            Baltimore, Maryland 21201
                                 (410) 962-8044

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 MARK K. JOSEPH
                Chairman of the Board and Chief Executive Officer
                        Municipal Mortgage & Equity, LLC
                       218 North Charles Street, Suite 500
                            Baltimore, Maryland 21201
                                 (410) 962-8044

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                            ROBERT E. KING, JR., ESQ.
                       Clifford Chance Rogers & Wells LLP
                                 200 Park Avenue
                            New York, New York 10166
                                   ----------
    Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the
Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is to be expected to be made pursuant to Rule 434, please check the following box. |_|

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
Title of Each Class of    Amount to be        Proposed Maximum     Proposed Maximum     Amount of Registration Fee
   Securities to be        Registered         Aggregate Price     Aggregate Offering
      Registered                                Per Unit (1)             Price
------------------------------------------------------------------------------------------------------------------
Common Shares, no             589,565               18.59              $10,960,013              $2,893
par value
------------------------------------------------------------------------------------------------------------------
Common Shares, no                *                  18.59              $10,000,000              $2,640
par value
==================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, such estimate is computed on the basis of the price of the average of the high and low prices of our common shares reported on the New York Stock Exchange within the last five days prior to the filing of this registration statement.

* There is hereby registered an indeterminate number of common shares with a maximum aggregate offering price that will not exceed $10,000,000.
                                   ----------
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                  Subject to Completion--Dated January 24, 2000

PROSPECTUS
----------


                                 589,565 Shares
                                       and
                           Up to $10,000,000 of Shares

                        MUNICIPAL MORTGAGE & EQUITY, LLC

                                  Common Shares
--------------------------------------------------------------------------------

     On October 20, 1999, Municipal Mortgage & Equity, LLC, a Delaware limited liability company commonly referred to as MuniMae, acquired 100% of the capital stock of Midland Financial Holdings, Inc., a Florida corporation commonly referred to as Midland, from Messrs. Robert J. Banks, Keith J. Gloeckl and Ray
F. Mathis, for approximately $45 million. Of this amount, $23 million in cash and 589,565 MuniMae common shares were paid by MuniMae at the closing, subject to certain post-closing adjustments, with $3.33 million in MuniMae common shares being payable annually over a three-year period if Midland meets certain performance targets. This prospectus relates to those MuniMae common shares that Messrs. Banks, Gloeckl and Mathis received in connection with the acquisition of Midland by MuniMae, and may offer for sale from time to time, together or separately, in separate amounts, at prices and on terms to be set forth in one or more supplements to this prospectus.

     Our common shares are currently listed on the New York Stock Exchange, Inc. under the symbol "MMA." We expect that Messrs. Banks, Gloeckl and Mathis will sell their common shares on the New York Stock Exchange at market prices prevailing at the time of sale. If any agents or underwriters are involved in the sale of any of the shares of Messrs. Banks, Gloeckl and Mathis, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We will not receive any portion of the proceeds from the sale of the common shares by any of Messrs. Banks, Gloeckl and Mathis.

     Investing in our common shares involves risks which are described in the "Risk Factors" section beginning on page 6 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in this prospectus is incomplete and may be changed. We may not sell these securities until our registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                The date of this prospectus is January 24, 2000.

                                      TABLE OF CONTENTS

                                                                        Page

WHERE YOU CAN FIND MORE INFORMATION.......................................2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................2

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS................3

THE COMPANY...............................................................4

RISK FACTORS..............................................................6

USE OF PROCEEDS..........................................................18

SELLING SHAREHOLDERS.....................................................18

PLAN OF DISTRIBUTION.....................................................18

DESCRIPTION OF COMMON SHARES.............................................20

FEDERAL INCOME TAX CONSIDERATIONS........................................21

LEGAL MATTERS............................................................28

EXPERTS 28


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. The Securities and Exchange Commission is referred to in this prospectus as the "Commission." You may read and copy any document that we file at the Commission's public reference rooms located at 450 First Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; at regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601; and at 7 World Trade
Center, New York, New York 10048. Our filings with the Commission are also available to the public at the Commission's web site at http://www.sec.gov. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the common shares have been sold by the selling shareholders.

o Our Annual Report on Form 10-K for the year ended December 31, 1998, filed on March 23, 1999.

o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed on May 14, 1999.

o Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed on August 12, 1999.

o Our Quarterly Report on Form 10-Q for the quarter ended September, 1999, filed on November 10, 1999.

o    Our  Current  Report on Form 8-K,  filed on October 8, 1999.

o    Our Current  Report on Form 8-K,  filed on November 2, 1999.

o    Our Current Report on Form 8-K/A, filed on December 27, 1999.

o Our Prospectus/Consent Solicitation Statement included in MuniMae's Registration Statement on Form S-4 (File No. 33-99088), as declared effective by the Commission on May 29, 1996, as it relates to the description of MuniMae's common shares contained under the caption "Description of the Shares" and incorporated by reference into Item 1 of Form 8-A filed with the Commission on July 25, 1996, pursuant to 12(b) of the Securities and Exchange Act of 1934, including all amendments and reports updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                        Municipal Mortgage & Equity, LLC
                       218 North Charles Street, Suite 500
                            Baltimore, Maryland 21201
                                Attn: Derek Cole
                                 (410) 962-8044


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. Forward-looking statements are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negatives of such words or comparable terminology. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

o    material adverse changes in the real estate markets;

o    risk of default under mortgage bonds or mortgage notes;

o    financial condition and bankruptcy of tenants;

o    interest rate fluctuations;

o    our tax treatment and the tax treatment of our investments;

o    environmental and safety requirements;

o    possibility  that  currently   unanticipated   difficulties  may  arise  in
     integrating the operations of newly acquired businesses;

o    adequacy of insurance coverage; and

o    material adverse changes in general economic and business conditions.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

                                   THE COMPANY

General

     We are a self-advised and self-managed limited liability company. Along with our predecessor, we have been in the business of originating, investing in and servicing tax-exempt instruments backed by multifamily housing developments since 1986. Our primary objective is to maximize value for our shareholders through increases in tax-exempt income and appreciation in the value of our shares. We derive our profits from our investments, which we select based on our real estate and tax-exempt investment expertise. At September 30, 1999, we owned a portfolio of mortgage bonds and other bond related investments directly or indirectly secured by 76 multifamily properties. The properties contained a total of 18,767 units and were located in 18 states and the District of Columbia. Many of our investments are in participating mortgage bonds. Participating mortgage bonds are mortgage bonds in which the amount of the interest payments to bondholders is based, in part, on property performance, providing bondholders with the opportunity to realize greater returns if and to the extent property performance improves. Participating mortgage bonds represented approximately 50% of the fair value of our investments at September 30, 1999.

     As  a  limited  liability  company,   we  combine  the  limited  liability,
governance and management characteristics of a corporation with outside directors with the pass-through income features of a partnership. As a result, the tax-exempt income derived from our investments may be passed through to you. Approximately 82% of our income in 1998 was tax-exempt, excluding capital gains.

Strategy

     In 1995, we made the strategic decision to restructure. We did so in order to take advantage of our expertise in multifamily and tax-exempt bond financing and favorable market conditions for the acquisition of mortgage bonds and other bond related investments. As a result of that decision, we transformed our company from an owner of a defined set of investments to an active investor which acquires and manages a diversified portfolio of mortgage bonds and other bond related investments. The key elements of our strategy are:

o Selective acquisitions. We seek external growth by investing in new mortgage bonds and related investments which have characteristics similar to the investments we have already made and possess attractive returns. Between January 1, 1997 and September 30, 1999, we participated in transactions with respect to approximately $468 million of mortgage bonds and other bond related assets. After subsequent securitization transactions, our balance sheet as of September 30, 1999 reflects retained interests of approximately $237 million of approximately $468 million in transactions completed through September 30, 1999.

o Intensive asset management. Our company seeks to maximize current and future cash flow growth through active management of our investments. To achieve this goal, we have implemented strategic asset management plans relating to the participating mortgage bonds where our return is influenced by the performance of the underlying property (which were 50% of the fair value of the investments at September 30, 1999) in order to maximize collections of debt service payments while maintaining the long term economic viability of the properties. On a portfolio-wide basis, we conduct ongoing site visits and inspections, management agent assessments, budget reviews, market analyses and monitoring and monthly and annual operating statement reviews, and also monitor the establishment and review of capital plans.

o Balanced funding strategy. We use a combination of equity financing and securitization of our assets to finance our investments. Securitizations provide funds for acquisitions at a low cost relative to the costs of other forms of financing and generate attractive spreads which benefit our shareholders. When we securitize a mortgage bond, the bond is typically deposited in a securitization trust. The securitization trust sells puttable floating option tax-exempt receipts, commonly known as P-FLOATsSM, and we receive the proceeds from that sale as well as the right to receive the difference between the funds generated by the deposited mortgage bond and the amounts the securitization trust pays as interest to the holders of the short term interests. To the extent these transactions create interest rate risks, we engage in interest rate swaps designed to reduce, but not eliminate, such risks. Since January 1, 1998, we have completed a number of securitization transactions, which as of September 30, 1999 had a weighted average cost of approximately 5.4% of the P-FLOATsSM sold into the securitization trust. From time to time, our company may purchase P-FLOATsSM issued by the securitization trust.

     Midland Financial Holdings, Inc.

     On October 20, 1999 we acquired 100% of Midland Financial Holdings, Inc., a Florida corporation, for approximately $45 million, subject to certain post-closing adjustments. Midland is a fully integrated real estate investment firm specializing in providing debt and equity capital to the multifamily housing industry, particularly in the area of affordable housing. A significant portion of Midland's business is the funding of mortgage loans using federal income tax credits under Section 42 of the Internal Revenue Code, and investing in and syndicating limited partnerships with developers that construct or rehabilitate affordable housing. With the consummation of this transaction, MuniMae, as a combined entity, has approximately $1.7 billion of investments in mortgage bonds and equity under management.

     Management

     Our senior management team, led by Mark K. Joseph, our Chairman and Chief Executive Officer, has an average of 19 years of experience in the real estate industry. Management owns approximately 13% of our common shares on a fully-diluted basis, assuming exercise of all outstanding options to purchase common shares as of September 30, 1999.

Our principal executive offices are located at:

                       218 North Charles Street, Suite 500
                            Baltimore, Maryland 21201
                                 (410) 962-8044

                                         RISK FACTORS

     In addition to the other information contained in this prospectus, you should consider the following risk factors in evaluating our business before deciding to invest in our common shares.

Factors relating to our company

Should Merrill Lynch cease to securitize our bonds, our inability to find a similarly qualified securitization source could adversely affect our business.

     Merrill Lynch, our primary securitization source to date, may on an annual basis choose to cease securitizing our portfolio of mortgage bonds. Should we be unable to find a similarly qualified securitization source, our residual interest tax-exempt securities receipts, commonly known as RITESSM, may be subject to call. In addition, we may have to purchase the mortgage bonds held in the securitization trust at par value or Merrill Lynch may sell the mortgage bonds held in the securitization trust to a third party. To the extent that Merrill Lynch is unable to receive par value from the sale of the mortgage bonds held in the securitization trust, Merrill Lynch may foreclose on additional mortgage bonds pledged to secure repayment of the puttable floating option tax-exempt receipts, commonly know as P-FLOATsSM, issued by the securitization trust. As a result, we may suffer diminished cash flow from our ownership interests in these pledged mortgage bonds.

Contractual relationships with affiliates of certain directors and officers may result in conflicts of interest.

     Affiliates of certain directors and officers of MuniMae are responsible for a full range of property management functions for certain properties securing our mortgage bonds. These affiliates receive property management fees pursuant to management contracts. We believe that these contracts provide for fees which are at or below market rates for property management fees. These management contracts will continue to be renewed only if (i) such affiliates are providing property management services at a price competitive with the prices which would be charged for such services by independent parties for comparable services in the same geographic location, and (ii) in the case of any management contract with any affiliate of any member of our board of directors, such management contract is approved by the independent directors of MuniMae. Nonetheless, conflicts may exist in determining whether to renew or terminate these management contracts, and in setting the fees payable under such contracts, since any change in such fees could affect the amounts payable under the related mortgage bonds.

     Certain entities which control certain properties securing the mortgage bonds are controlled by Mark K. Joseph, our Chairman of the Board and Chief Executive Officer. As a result, such entities could have interests which do not fully coincide with, or even are adverse to our interests. Such entities could choose to act in accordance with their own interests, which could adversely affect our company. Among the actions such entities could desire to take might be selling property securing a mortgage bond, and thereby causing a redemption event, at a time and under circumstances which would not be advantageous to MuniMae.

     Management and certain affiliates as well as an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated own term growth shares, which participate in our cash flow. The term growth shares, which will be redeemed when the preferred equity of our company issued in 1996 is fully redeemed, are expected to have little or no residual value, but while outstanding receive an aggregate of 2% of our net cash flow. While these shares remain outstanding, the holders may have conflicts of interest in determining whether redemption of the preferred equity issued in 1996 and term growth shares is in our best interest, in particular due to the limited residual value of the term growth shares. Holders of term growth shares also receive a greater return as cash flow increases in total, regardless of whether per share cash flow increases or there is a distribution to shareholders.

We could become subject to registration requirements under the Investment Company Act.

     We at all times intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act of 1940. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." Under the Commission's current interpretation, in order to qualify for this exemption, we must maintain at least 55% of our assets directly in qualifying interests and the balance in real estate-type interests. For example, unless certain mortgage securities represent all of the certificates issued with respect to an underlying pool of mortgages, such mortgage securities may be treated as securities separate from the underlying mortgage loans and, thus, may not be considered qualifying interests for purposes of the 55% requirement. Similar interpretations mandate that we own "whole" bonds in order for our mortgage bonds to be qualifying interests. Based on advice of counsel, we believe we meet the 55% test. However, our residual trust interests and certain of its mortgage bonds are not qualifying interests. The requirement to maintain 55% of our assets in qualifying interests may inhibit our ability to acquire certain kinds of assets or to securitize additional interests in the future. If we fail to qualify for exemption from registration as an investment company, our ability to maintain our financing strategies would be substantially reduced, and we would be unable to conduct our business as we currently do. Such a failure to qualify could have a material adverse effect on MuniMae.

Our limited operating history does not predict future performance.

     We embarked on our acquisition growth strategy in 1996. Accordingly, we have not yet developed an extensive financial history nor have we experienced a wide variety of interest rate fluctuations or market conditions. Consequently, our financial results to date may not be indicative of future results. Furthermore, there can be no assurance that we will achieve returns on our investments sufficient to compensate for interest rate and credit risks inherent in our investment strategy.

Any failure to effectively manage our growth may adversely affect results of operations.

     To manage our growth effectively, we must continue to improve and expand our existing resources and management information systems. If we are unable to manage growth effectively, our financial conditions and results of operations may be adversely affected.

We may be unable to integrate our recent acquisitions successfully into our existing operations.

     On October 20, 1999 we acquired 100% of the capital stock of Midland Financial Holdings, Inc. The integration of the operations of Midland into our business may be subject to the following risks:

o the inability to reconcile different business practices, information and communication systems, accounting methodologies and management philosophies and strategies; and

o    the inability to retain qualified management personnel at Midland.

If any of these situations were to occur, it could have an adverse effect on our financial condition and results of operations.

If the warehouse lenders that are currently providing Midland with capital for loans cease to do so, Midland's business may be adversely affected.

     A significant portion of Midland's business as to funding mortgage loans (financing affordable housing multifamily projects, student housing projects and conventional apartment projects) are warehoused with, or funded by, the Detroit General Retirement System, the Detroit Police and Fire Retirement System, the

Wayne County Employees' Retirement System and the Midland Affordable Housing Group Trust. In addition, the above pension funds make equity investments in limited partnerships owned, syndicated or controlled by Midland, owning such multi-family apartments and/or student housing projects. Midland does not have written agreements with any of the pension funds to make such investments on a continuing basis nor have they made any commitment to continue their relationships with Midland. If these pension funds were to stop making loans to Midland or participating in our private placement equity transactions or change the terms upon which they have historically made capital available to us, there is no guarantee that Midland would be able to find alternate sources of funding or that such alternate sources of funding would be on terms as favorable as the terms upon which Midland is currently borrowing. Any failure to find alternate funding sources on similar terms could adversely affect Midland's ability to make mortgage loans.

If the Midland Affordable Housing Group Trust were to terminate, Midland's receipt of advisory fees and mortgage funding may be adversely affected.

     Our subsidiary, Midland Advisory Services, Inc., has a contract with the Midland Affordable Housing Group Trust to provide advisory services for which it earns a fee. In addition, Midland Affordable Housing Group Trust also provides Midland with funding to make mortgage loans. The Midland Affordable Housing
Group Trust terminates in December, 2003 unless its beneficiaries vote to continue it. If the trust were to terminate, our subsidiary, Midland Advisory Services, Inc., would cease to receive the advisory service fees it is presently earning and we would cease to be able to borrow funds from Midland Affordable Housing Group Trust in order to fund Midland's mortgage loans. This could have an adverse effect on Midland's business.

Our board of directors can unilaterally effect changes in investment, financing and certain other policies.

     Our major policies, including our policies with respect to acquisitions, financing, growth, debt, capitalization and distributions, are determined by our board of directors. Although our board has no present intention to change our business plan, it may amend or revise these and certain other policies from time to time without a vote of our shareholders. Accordingly, shareholders have no control over changes in the policies of our company (except for certain policies directly affecting holders of preferred shares), and changes in our policies may not fully serve the interests of all of our shareholders.

If our systems do not continue to be Year 2000 compliant we could suffer financial losses.

     We completed our corrective actions in preparation for the Year 2000 and believe that our systems are Year 2000 compliant. So far none of our computer systems or software applications have experienced any material errors in inputting, storing, manipulating or outputting dates in the year 2000. However, given the complexity of the issue and the possibility of unforeseen risks, we cannot assure you that all our computer, software application, trading systems, internal accounting and other business systems, working either alone or in conjunction with those of third parties who do business with us, will continue to accept input of, store, manipulate and output dates in the year 2000 or after without error. If any of this were to happen, we may suffer business interruptions or shutdown, reputational harm or legal liability and, as a result, financial loss.

We depend on key employees.

     We are dependent for the selection, structuring and monitoring of our investments on the diligence and skill of our executive officers. Many of these executive officers would be difficult to replace.

Factors relating to our business

Multifamily apartment properties may not generate sufficient income or proceeds at sale to satisfy their obligations on the mortgage bonds.

     One of the major risks of investing in mortgage bonds secured by multifamily residential properties is the possibility that the property securing a mortgage bond will not generate income sufficient to meet its operating expenses, including debt service on the related mortgage bonds. Another risk is that the net proceeds of a sale of the property securing a mortgage bond will not be sufficient to repay the related mortgage bonds. If these events occur, delays in payments on the mortgage bonds and/or losses of principal on the mortgage bonds may occur. The factors affecting the operations of each property securing a mortgage bond and its potential for appreciation in value include:

o general or local economic or market conditions and changes in neighborhood characteristics;

o    changes in real estate taxes, insurance premiums and cost of utilities;

o changes in the amount of operating, administrative and maintenance costs related to property securing a mortgage bond;

o    rental value, rental strikes and collection difficulties;

o    governmental rules and fiscal policies;

o    vandalism and uninsured losses; and

o competition from existing and future housing complexes in the vicinity of the property securing the mortgage bonds.

     A significant portion of the properties securing the mortgage bonds in which we have invested have failed in the past to meet required debt service under the mortgage bonds. Additionally, a number of the mortgage bonds in which we have invested have been refunded on terms which defer, and in certain circumstances reduce, the amounts payable under those bonds. There can be no assurance that such defaults and refundings will not occur in the future.

A decline in general economic or real estate market conditions could adversely affect our business.

     Our business may be adversely affected by periods of economic slowdown or recession. These periods may be accompanied by declining property values or performance, particularly declines in the value or performance of multifamily properties. Any material decline in property values weakens the value of the properties as collateral for our investments and increases the possibility of a loss in the event of default. With respect to a significant portion of our investments, a decline in performance of the related underlying multifamily properties will directly affect our interest income. Significant declines in the late 1980s and early 1990s in the value of the underlying properties and in cash flow on the properties led to defaults on most of the mortgage bonds held by our predecessor. As a result, our predecessor had to restructure, refinance or extend many of its investments. There can be no assurance that similar problems may not occur in the future.

Although the mortgage bonds are issued by state or local governments, they are not general obligations of any state or local government.

     Each mortgage bond we own is secured by an assignment to a bond trustee on behalf of all bondholders (and all beneficial owners of such bonds) of the related mortgage loan. The loan is secured by a mortgage on the underlying property and an assignment of rents. Although the mortgage bonds are issued by state or local governments or their agencies or authorities, the mortgage bonds are not general obligations of any state or local government. No government is liable under the mortgage bonds, nor is the taxing power of any government pledged to the payment of principal or interest under the mortgage bonds. In addition, the underlying mortgage loans are nonrecourse. This means that the owners of the underlying properties are not liable for the payment of principal and interest under the loans except to the extent of cash flow from, and value of, the properties. Accordingly, the sole source of funds for payment of principal and interest under the mortgage bonds is the revenue derived from operation of the properties and amounts derived from the sale, refinancing or other disposition of such properties.

Investments in junior mortgages present more risk than investments in senior mortgages.

     When we invest in mortgages (or related bonds) which are junior to senior mortgages on a particular property, we are subject to the risks of such an investment. These risks include the risks (i) that borrowers may not be able to make debt service payments on both the senior and the junior mortgages, (ii) that the value of the mortgaged property may be less than the amounts owed under both mortgages, and (iii) that debt service collected on the junior mortgages may be lower than our costs of funds. If any of the above occurred, our ability to make expected distributions to you could be adversely affected.

Defaults on securitized mortgage bonds or an inability to securitize our mortgage bonds in the future could adversely affect our business.

     We seek to enhance our overall return on our investments and to purchase additional investments through the securitization of part of our portfolio of mortgage bonds. In a typical securitization, mortgage bonds are sold and deposited into a trust. Short term floating rate interests in the securitization trust, which have first priority on the cash flow from the mortgage bonds, are sold to third-party investors and these interests are paid before our residual interest. We retain the residual cash flow from the securitization trust and receive the proceeds from the sale of the floating rate interests in the securitization trust, less certain transaction costs. We will recognize taxable capital gains (or losses) upon the sale of mortgage bonds into the securitization trust. In the event the securitization trust into which the sold bonds are deposited cannot meet its obligations, all or a portion of the deposited mortgage bonds may be distributed to the floating rate interest holders or sold to satisfy such obligations. Therefore, cash flow from these mortgage bonds may not be available to pay any amounts on our residual interest and in the event of the liquidation of the mortgage bonds, we will receive no payment except to the extent that the market value of the mortgage bonds exceeds the amounts due on the other obligations of the trust. Additional mortgage bonds may be pledged to secure repayment of the floating rate certificates. Upon any default in repayment of such certificates, the pledged mortgage bonds may be subject to foreclosure and sale and we may lose the cash flow from, and/or our ownership interest in, these pledged mortgage bonds. We may have a limited ability to remedy defaults inside the securitization trust and prevent the loss of our investment in the residual interest. As a result of these securitizations, we generally own higher yielding but riskier portions of bond-related investments such as residual interest tax-exempt securities receipts, commonly know as RITESSM. Furthermore, RITESSM may be subject to call in certain circumstances which are beyond our control. Where the mortgage bonds bear fixed rates of interest, securitization may also create interest rate risks, as described below.

     We rely, in part, on securitizations to fund our investments. Accordingly, our ability to achieve our investment objectives depends on our ability to successfully securitize our mortgage bonds and manage our interest rate exposure. Certain of the mortgage bonds may have credit or other characteristics which make them unsuitable for securitization at this time. Any failure to consummate securitization and interest rate swap transactions could reduce our net interest income and have a material adverse effect on our operations.

An increase in interest rates or ineffective risk management could adversely affect our business.

     An increase in market interest rates may lead prospective purchasers of our existing assets or holders of our debt or equity securities to demand a higher annual yield than they would have otherwise. A rise in market interest rates could also increase our cost of borrowing funds for investment in additional assets. Both of these risks could adversely affect the amount of funds available for distribution to you. Any increase in market interest rates also may reduce the market value of our assets and the market value of our securities.

     The results of our operations depend on, among other things, the level of net interest income we derive from the difference between the return on the securitized mortgage bonds and the short term floating rate payments owed to the floating rate certificate holders. While the interest rate on the securitized mortgage bonds is fixed, the third party holders of the floating rate certificates in the securitization are paid interest at a floating rate that is reset periodically. Our company, as holder of the residual trust interest, receives the balance of interest on the mortgage bonds not used to pay the third party trust certificates. Rising short term interest rates would reduce the net interest income available to us and possibly result in a loss.

     Further, when short term tax-exempt interest rates are higher than long term tax-exempt interest rates, our return, as a purchaser of the residual trust interests on newly acquired and securitized mortgage bonds, may be lower than the short term floating tax-exempt interest rate payments owed to the floating rate certificate holders. As a result, this may significantly reduce our investment return on such residual interests.

     To reduce our exposure to rising interest rates, we enter into interest rate swaps. Interest rate swaps are contracts exchanging an obligation to pay a floating rate approximating the rate on the floating rate trust certificates for an obligation to pay a fixed rate. Net swap payments received by our company, if any, will be taxable income, even though the investment being hedged pays tax-exempt interest. The interest rate swaps are for limited time periods which generally match the anticipated prepayment date of the underlying mortgage bond or the term of the securitization trust. However, securitization trust periods are typically shorter and interest rate swap periods may be shorter than the term of the underlying bond. Consequently, there is no certainty that prepayment will occur at the end of the swap or trust period or that we will be able to acquire interest rate swaps at favorable prices, or at all, when our existing arrangements expire. If this occurs we would be fully exposed to the interest rate risks described above.

     To the extent that we purchase the puttable floating option tax-exempt receipts, commonly known as P-FLOATsSM, issued in connection with a securitization transaction, we may elect to keep in place any related swap if we expect to use that swap in the future as a hedge with respect to another transaction. To the extent that we do not terminate a swap when we purchase short term floating rate interests, we may be exposed to interest rate risks under the swap, particularly if interest rates decline.

     Developing an effective interest rate risk management strategy is complex. No management strategy can completely insulate us from all potential risks associated with interest rate changes. In addition, risk management involves transaction costs. If we hedge against interest rate risks, we may substantially reduce our net income or adversely affect our financial condition. There can be no assurance that our interest rate risk management activities will be effective.

     If we purchase interest rate swaps or other instruments, we must rely for payment under these agreements on the creditworthiness of the counterparties. To date, our counterparty has been Merrill Lynch Capital Services, Inc. In addition, certain of the owners of the properties have entered into interest rate swaps with Credit Suisse Financial Products under which the property owner pays the counterparty a variable rate up to the cap in exchange for the counterparty's obligation to pay a fixed rate. If short term interest rates increase, the cash flow on such property which may be distributed to the holder of the mortgage bond may decrease. There can be no assurance any third party will honor its payment obligations under the agreements. If the provider of such swap or other instrument becomes financially unsound or insolvent, we may be forced to unwind such swap or other instrument with such provider and may take a loss on it. Further, we could suffer the adverse consequences against which the risk management transaction was intended to protect. No assurance can be given that we can avoid risks of third party insolvency.

     We may also engage in limited amounts of buying and selling of other mortgage hedging securities or other hedging products. These include, but are not limited to, buying and selling financial futures contracts and options on financial futures contracts and trading forward contracts in order to hedge commitments. These types of risk management devices and mortgage instruments are complex and can produce volatile results. There can be no assurance that our risk management strategy will have the desired beneficial impact on our cash flow and on the resulting distribution yield of the securities.

The repeal or amendment of federal income tax credits for low income housing developments could adversely affect our business.

     A portion of the business of Midland Financial Holdings, Inc., a recently acquired subsidiary, includes (i) funding loans (construction and/or permanent) that finance affordable housing (multi-family apartments only) using federal income tax credits under Section 42 of the Internal Revenue Code, and (ii) investing in and syndicating limited partnerships with developers that construct and/or rehabilitate affordable housing (multi-family apartments) using federal income tax credits under Section 42 of Internal Revenue Code. If Section 42 of the Internal Revenue Code were amended or repealed such that the federal income tax credits available for such developments would be diminished or eliminated or that Midland's low income housing developments would no longer qualify for these tax credits, Midland's business would be adversely affected.

Investments in mortgage bonds and RITESSM may be illiquid.

     Our investments lack a regular trading market and may be illiquid. In addition, during turbulent market conditions, the liquidity of all of our investments may be adversely impacted. There is no limit to the percentage of our assets that may be invested in illiquid mortgage bonds and residual interest tax-exempt securities receipts, commonly know as RITESSM. In the event we require additional cash, we may be required to liquidate our investments on unfavorable terms which could substantially reduce the value of our remaining investments.

Substantial environmental liability may adversely affect our business.

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances released on, above, under or in such property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of such removal or remediation could be substantial and could negatively impact the availability of property cash flow for payments on our investments. Phase I environmental site assessments (which involve inspection without soil sampling or groundwater analysis) have been conducted by independent environmental consultants with respect to most, but not all, of the properties. The assessments that have been completed have not revealed any environmental conditions, as of the time such studies were completed, which we believe would have a material adverse effect on our business, assets or results of operations. No assurance can be given that these assessments or our inspections have revealed all environmental liabilities and problems relating to the properties or that nothing has occurred since the completion of such assessments. Our management is not aware of any material environmental problems with respect to the properties. No assurance can be given that the properties on which no environmental assessment was conducted do not contain regulated toxic or hazardous substances.

Factors relating to federal income tax

Should less than 90% of our gross income not constitute "qualifying income" we may not be treated as a partnership for federal income tax purposes.

     We operate as a partnership for federal income tax purposes, which permits us to pass through our income and deductions to you, including our tax-exempt income. The listing of our common shares on the NYSE causes us to be treated as a "publicly traded partnership" for federal income tax purposes. A publicly traded partnership is generally taxable as a corporation unless 90% or more of its gross income is "qualifying income" (which includes interest, dividends, real property rents, gains from the sale or other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends and certain other items). Clifford Chance Rogers & Wells LLP, our outside counsel, has advised us that, although the issue is not free from doubt, tax-exempt interest income constitutes qualifying income for this purpose. Our management has represented that in all relevant prior years of our existence that at least 90% of our gross income was "qualifying income" and has covenanted to conduct our operations in a manner such that at least 90% of our gross income, including tax-exempt interest, will constitute qualifying income. Based upon and subject to the foregoing representation and the discussion in this prospectus under the caption "Federal Income Tax Considerations - General - Partnership status of MuniMae," in the opinion of Clifford Chance Rogers & Wells LLP, MuniMae has been and will continue to be classified as a partnership for federal income tax purposes. If for any reason less than 90% of our gross income constitutes qualifying income, our income and deductions would not pass through to you and you would be treated for federal income tax purposes as stockholders in a corporation. In such event, we would be required to pay income tax at regular corporate rates on any portion of our net income that did not constitute tax-exempt income. Distributions to you would constitute ordinary dividend income to the extent of our earnings and profits, which would include its tax-exempt income, as well as any taxable income we might have. In addition, dividend distributions to our shareholders would not be deductible by us for federal income tax purposes. See "Federal Income Tax Considerations - General - Publicly traded partnership rules."

If issuers or underlying borrowers of the mortgage bonds in which we invest fail to comply with certain continuing requirements under the Internal Revenue Code the tax-exempt status of the mortgage bonds may be adversely affected.

     On the date of initial issuance of the mortgage bonds we own, bond counsel or special tax counsel rendered its opinion to the effect that, based on the law in effect on the date of issuance, interest on such mortgage bond is excludable from gross income for federal income tax purposes, except with respect to any mortgage, other than a mortgage bond, the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the Internal Revenue Code, during any period in which it is held by a "substantial user" of the property or a "related person." Such opinions may have been conditioned on compliance with state and local usury laws.

     The Internal Revenue Code establishes certain requirements which must be met subsequent to the issuance and delivery of tax-exempt bonds for interest on such mortgage bonds to remain excluded from gross income for federal income tax purposes. Among these continuing requirements are restrictions on the investment and use of the bond proceeds and, for mortgage bonds the proceeds of which are loaned to a charitable organization described in Section 501 (c)(3) of the Internal Revenue Code, the continued exempt status of such charitable organization borrower. In addition, the continuing requirements include income restrictions and regulatory agreement compliance. Each issuer of the mortgage bonds, as well as the underlying borrowers, has covenanted in an arbitrage certificate or similar document to comply with certain procedures and guidelines designed to ensure satisfaction with the continuing requirements of the Internal Revenue Code. Failure to comply with these continuing requirements of the Internal Revenue Code may cause the interest on such bonds to be includable in gross income for federal income tax purposes retroactive to the date of issuance, regardless of when such noncompliance occurs. Clifford Chance Rogers & Wells LLP, counsel to MuniMae, has not passed upon, and does not assume any responsibility for, but rather has assumed the continuing correctness of, the opinions of bond counsel or special tax counsel relating to the tax-exemption of interest on the mortgage bonds we own and has not independently verified whether any events or circumstances have occurred since the original issuance of the mortgage bonds that would adversely affect such opinion of bond counsel or special tax counsel. However, as of the date of this offering memorandum, none of MuniMae, its affiliates or Clifford Chance Rogers & Wells LLP has actual knowledge of any events that may adversely affect the tax-exempt status of the mortgage bonds, including any notice that the IRS considers interest on any of the bonds to be includable in gross income.

Our action to enforce our rights under certain mortgage bonds currently in default may adversely affect the tax-exempt status of those bonds.

     Certain underlying borrowers of the mortgage bonds in which our predecessor invested have defaulted on their monetary obligations. Of the 22 mortgage bonds that were owned by our predecessor, 11 were refunded in 1995. Prior to this refunding, the underlying borrowers on these 11 mortgage bonds that were refunded failed to make timely debt service payments, resulting in defaults. In addition, the underlying borrowers on five of the mortgage bonds that were not refunded also defaulted on their monetary obligations and continue to be in default. Although we have not completed foreclosure proceedings in any cases, our management believes that it has exercised and continues to exercise prudent business practices to enforce its creditor's rights under the applicable bond documents, including initiating foreclosure proceedings on the mortgaged properties when advisable. A risk exists that the IRS may treat our actions to exercise, or not to exercise, our rights under one or more of the mortgages of the defaulted mortgage bonds as constituting a material modification of the terms of the defaulted mortgage bonds and, therefore, conclude that these mortgage bonds were reissued for federal income tax purposes. If the IRS were successful in maintaining this position, interest on these defaulted mortgage bonds probably would be taxable for federal income tax purposes. We have been advised by counsel, and we believe, that our actions (or failures to act) taken in connection with the default of these mortgage bonds would not, under then-published rulings, decisions, statutes and regulations, result in a reissuance of such mortgage bonds. Clifford Chance Rogers & Wells LLP has not passed upon, and does not assume responsibility for, but rather has assumed the correctness of, counsel's advice to MuniMae on this issue. Unlike a ruling from the IRS, however, the advice of counsel has no binding effect, and no assurances can be given that the conclusions reached will not be contested by the IRS or, if contested, will be sustained by a court. We will contest any adverse determination by the IRS on this issue (at our additional expense).

Interest from certain mortgage bonds currently in default may be subject to federal income tax.

     Interest payable on certain of the mortgage bonds owned by our predecessor currently in default depends upon the cash flow from, and proceeds upon sale of, the underlying properties. If the IRS determined that these bonds involved an equity investment in the respective properties because of this feature, all or part of the interest on these bonds would not qualify as tax-exempt interest for federal income tax purposes. To the best of our knowledge, these bonds have not been challenged as to their tax-exempt status. Prior to the acquisition of these bonds, we received opinions of counsel to the effect that, based upon certain assumptions described in such opinions, it was more likely than not that each of the mortgage bonds owned by our predecessor would be treated for federal income tax purposes as representing indebtedness and that no portion of such mortgage bonds or any payments receivable thereunder will be considered (i) an equity interest in the conduit borrower, (ii) an equity interest in a venture between the conduit borrower and MuniMae, or (iii) an ownership interest in the underlying properties. We have received similar opinions with respect to the participating subordinate mortgage bonds and one additional participating mortgage bond. We assume the continuing correctness of these opinions. With respect to five of the mortgage bonds owned by our predecessor which have defaulted, but were not refunded, we have not received any updated opinions of counsel with respect to the issue of whether the underlying mortgage bonds should be treated as equity. The original opinions issued with respect to certain of these mortgage bonds indicated that the mortgage bonds were, more likely than not, indebtedness, but included a qualification that no opinion was expressed with respect to the characterization of the mortgage bonds as indebtedness or equity under circumstances of default. Unlike a ruling from the IRS, however, an opinion of counsel has no binding effect, and no assurances can be given that the conclusions reached in such opinion will not be contested by the IRS or, if contested, will be sustained by a court. We will contest any adverse determination by the IRS on this issue (at our additional expense).

     None of the opinions described in the preceding paragraph were rendered by Clifford Chance Rogers & Wells LLP, and Clifford Chance Rogers & Wells LLP has not passed on and does not assume any responsibility for the opinions of other counsel on this issue. Moreover, Clifford Chance Rogers & Wells LLP has not made any independent determination as to whether any events or circumstances have occurred or intervened since the original issuance of the "indebtedness" opinions that would adversely affect such opinions (including the defaults described above).

Our investments in new assets may provide income that is subject to federal income tax.

     We have been making additional investments in mortgage bonds and related assets and have been entering into risk management transactions involving derivative financial instruments, such as interest rate swaps. Such investments may produce income that is subject to federal income tax and is not "qualifying income" for purposes of the publicly traded partnership rules. In addition, our investments may include investments in mortgage bonds that need to be restructured and remarketed. We could recognize a taxable gain (or loss) upon any such restructuring and remarketing of the mortgage bonds even though such restructuring does not result in any cash proceeds. In addition, various conditions would have to be met to insure that the restructuring and remarketing of the mortgage bonds would not cause the loss of the tax-exempt status of interest on such bonds. Any taxable income produced by other assets or taxable gain recognized upon restructuring and remarketing of new investments in mortgage bonds will be allocated to you and will be subject to federal income tax.

Your distributive share of our income may be taxable regardless of whether you receive from us an amount of cash equal to such distributive share.

     We currently invest in instruments that produce tax-exempt income. However, the IRS may seek to recharacterize a portion of our tax-exempt income as taxable income as described above. We may also have taxable income in the form of market discount. See "Federal Income Tax Considerations--Certain income tax considerations relating to MuniMae and its shareholders--Tax-exempt income." Your distributive share of such income will be taxable to you, regardless of whether an amount of cash equal to such distributive share is actually distributed to you. However, we expect that you will not owe taxes relating to your investment in our common shares in excess of the distributions that you will have actually received from us.

If the IRS deems us to be a related person of a substantial user the tax-exempt status of some of the mortgage bonds in which we invest may be adversely affected.

     Interest on the mortgage bonds in which we invest, other than mortgage bonds the proceeds of which are loaned to a charitable organization, will not be excluded from gross income during any period in which we are a "substantial user" of the corresponding property or are a "related person" to a "substantial user." A "substantial user" generally includes any underlying borrower and any person or entity who uses the property on other than a de minimis basis. We would be a related person to a substantial user for this purpose if, among other things, a substantial user was also a holder of our preferred or common shares, or any person who is a parent, child or spouse of a holder of our preferred or common shares. A partner of a conduit borrower or owner of a property, among other people, will, for this purpose, be a "related person" to a "substantial user" of the property. We have received opinions and/or advice with respect to most of the mortgage bonds in which we invest to the effect that we are not a substantial user or a related person thereto. There exist certain levels of direct or indirect common ownership between us and certain of the borrowers of the mortgage bonds which were considered when we received advice that we were not a related person of a substantial user of the facilities financed by such mortgage bonds. Clifford Chance Rogers & Wells LLP has not passed upon, nor assumed any responsibility for, but rather, except as provided in the next paragraph, has assumed the correctness of such opinions and/or advice. However, based upon discussions with our management, as of the date of this prospectus, Clifford Chance Rogers & Wells LLP does not have knowledge of any facts or circumstances that would adversely affect the conclusions under such opinions and/or advice.

     Three of our officers collectively own, directly or indirectly, more than 50% of the profits and/or capital interests in partnerships which are the underlying borrowers on 13 of the mortgage bonds in which we invested through a custodial receipt arrangement. We have represented to Clifford Chance Rogers & Wells LLP that none of our officers who own interests in these partnerships
(including any interests held pursuant to certain attribution rules of the Internal Revenue Code) own, directly or indirectly (taking into account certain attribution rules of the Internal Revenue Code) in the aggregate, more than 5% of our capital or profits interests. In the opinion of Clifford Chance Rogers & Wells LLP, based upon our representation and the assumptions and qualifications discussed below, we will not, by virtue of any equity investment in MuniMae by any of our officers, be treated as a related person of any substantial user of any of the facilities financed with the proceeds of a mortgage bond relating to these partnerships. In issuing the foregoing opinion, Clifford Chance Rogers & Wells LLP has assumed that our representations are true and correct and has not made any independent determination as to our equity ownership or the equity ownership of these partnerships. The foregoing opinion assumes that (i) the mortgage bonds will be treated as indebtedness for federal income tax purposes,
(ii) interest on such mortgage bonds is excludable from gross income for federal income tax purposes except during any period in which it is held by a substantial user of the property or related person thereto, and (iii) none of MuniMae or any of its affiliates is treated as a substantial user of the property for any reason. Unlike a ruling from the IRS, however, the opinion of Clifford Chance Rogers & Wells LLP is not binding and no assurances can be given that the conclusion reached will not be contested by the IRS or, if contested, will be sustained by a court. We intend to contest any adverse determination by the IRS on the substantial user issue. Any such contest will result in our incurrence of additional expenses. The issue of whether we will be treated as a related person of a substantial user for these purposes is a highly factual inquiry which ultimately depends upon our direct and indirect ownership. Because our common shares are publicly traded, there can be no assurances that we will not be treated as a related person to a substantial user at a future time.

If the IRS does not agree with our allocation of income you may be allocated a higher share of our taxable income.

     To the extent we have net income, we will use various accounting and reporting conventions to determine your allocable share of our income, gain, loss and deduction including allocating any market discount taxable as ordinary income to you. Our allocation provisions will be recognized for federal income tax purposes only if they are considered to have "substantial economic effect" and are not retroactive allocations. There is no assurance that the IRS will agree with our various accounting methods, conventions and allocation provisions, particularly our allocation of adjustments attributable to the differences between your purchase price of our common shares and your share of our tax basis on our assets. Because as a publicly traded partnership we may be unable to comply with the literal requirements of the applicable Treasury regulations and because certain of our allocations may not have "substantial economic effect," Clifford Chance Rogers & Wells LLP is unable to express an opinion on these issues. See "Federal Income Tax Considerations--Certain income tax considerations relating to MuniMae and its shareholders--Allocation of income and loss."

Factors relating to our common shares

Anti-takeover provisions may discourage changes of control.

     Our organizational documents contain provisions that may be deemed to have an anti-takeover effect. These provisions include the staggered terms of our directors, business combination and fair price provisions and control share acquisitions provisions. We have adopted a shareholder rights plan. Further, the employment agreements of certain of our officers provide them with substantial payments should their employment terminate as a result of a change of control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and management and in the policies formulated by the board, and to discourage an unsolicited takeover of MuniMae if the board determines that such a takeover is not in the best interests of those groups to which it feels it owes a fiduciary duty, including our shareholders. These provisions may, however, have the effect of delaying, deferring or preventing a takeover attempt that a given shareholder might consider to be in his or her best interest, including offers that might result in a premium over market price for the common shares. These provisions may reduce interest in the company as a potential acquisition target or reduce the likelihood of a change in the management or voting control of MuniMae without the consent of our board of directors. In addition, in the event that certain business combination or share acquisition transactions occur, and Shelter Development Holdings, Inc., our special shareholder, does not approve of such transaction, Shelter Development Holdings has the right to withdraw as a shareholder of MuniMae; and in the event of such withdrawal, (i) we would be obligated to pay Shelter Development Holdings $1,000,000, and (ii) a new special shareholder might have to be found in order to ensure that we are not deemed to be taxable as a corporation, any of which may have an adverse effect on MuniMae or our common shares. Shelter Development Holdings, Inc. is controlled by Mark
K. Joseph, our Chairman and Chief Executive Officer.

Shareholders have no control over the issuance of additional securities.

     We may issue additional securities, including preferred interests, in the public or private market to obtain funds for the acquisition of additional assets or may exchange such securities for additional assets. Our ability to sell or exchange such securities will depend on conditions then prevailing in the relevant capital markets and our results of operations, financial conditions and business prospects. The issuance of such additional securities will not be subject to your approval, may affect the timing and amount of distributions to you, and may affect the trading price of our securities. You will not have any preemptive rights in connection with our issuance of any additional securities.

                                 USE OF PROCEEDS

     We will not receive any portion of the proceeds from the sale of the common shares by any of the selling shareholders.


                              SELLING SHAREHOLDERS

     Messrs. Banks, Gloeckl and Mathis acquired 589,565 MuniMae common shares in connection with the closing of our acquisition of Midland Financial Holdings, Inc. on October 20, 1999. Under the terms of the Purchase Agreement, dated September 30, 1999, we agreed to acquire 100% of the capital stock of Midland for up to $45 million. Of this amount, $23 million in cash and 589,565 MuniMae common shares were payable at the closing, subject to certain post-closing adjustments, and $3.33 million in MuniMae common shares being payable annually over a three-year period if Midland meets certain performance targets. Under the terms of a Registration Rights Agreement dated as of October 20, 1999 by and among MuniMae and Messrs. Banks, Gloeckl and Mathis, we agreed to register the shares received by Messrs. Banks, Gloeckl and Mathis under the Purchase Agreement in order to allow Messrs. Banks, Gloeckl and Mathis to sell their shares from time to time. The table below sets forth: (i) each of Messrs. Banks, Gloeckl and Mathis' affiliation with MuniMae, (ii) the aggregate number of common shares owned by each of Messrs. Banks, Gloeckl and Mathis, and (iii) the number of common shares (and percentage of the outstanding shares) owned by each of Messrs. Banks, Gloeckl and Mathis after the offering made by this prospectus.



                                  Number of    % of the
                                   common     outstanding  Number of common shares required to
                                   shares       common         be held after the offering3
      Name          Affiliation     held1       shares2     Year      Year     Year     Year
      ----          -----------     -----       -------     ----      ----     ----     ----
Robert J. Banks     Senior Vice    353,739       2.1%     353,739   353,739   353,739  156,863
                     President
                    & Director
Keith F. Gloeckl    Senior Vice    117,913       0.7%     117,913   117,913   117,913   52,288
                     President
Ray F. Mathis       Senior Vice    117,913       0.7%     117,913      --       --        --
                     President

--------------------

1    At October 20, 1999.

2    At September 30, 1999.

3 MuniMae has entered into employment agreements, dated October 20, 1999, with each of Messrs. Banks and Gloeckl for a term of four years and with Mr. Mathis for a term of one year. Mr. Banks' employment agreement requires that during the first three years of his employment he hold common shares with a value of at least $7.2 million and that during the fourth year he hold common shares with a value of at least $3 million. Mr. Gloeckl's employment agreement requires that during the first three years of his employment he hold common shares with a value of at least $2.4 million and that during the fourth year he hold common shares with a value of at least $1 million. Mr. Mathis' employment agreement requires that during the one-year term of his employment he hold common shares with a value of at least $2.4 million. In each case, the value of such common shares is measured at $19.125 per share, the closing price per share of our common shares on the New York Stock Exchange on October 20, 1999.

                              PLAN OF DISTRIBUTION

     This prospectus relates to the possible offer and sale from time to time by Messrs. Banks, Gloeckl and Mathis (or by pledgees, donees, transferees or other successors in interest of each of Messrs. Banks, Gloeckl and Mathis) of their common shares. We have registered their common shares for resale to provide them with freely tradeable securities. However, registration of their common shares does not necessarily mean that they will offer or sell any of their common shares. We will not receive any proceeds from the offering or sale of their common shares.

     Messrs. Banks, Gloeckl and Mathis (or pledgees, donees, transferees or other successors in interest) in one or more transactions (which may involve block transactions) may sell the common shares to which this prospectus relates from time to time:

o on the New York Stock Exchange, Inc., where our common shares is listed for trading;

o    in other markets where our common shares may become traded;

o    in negotiated transactions;

o    through   short  sales  or  put  and  call  option   transactions   through
     underwriters or dealers (who may act as agent or principal);

o    directly to one or more purchasers;

o    through agents; or

o    in a combination of such methods of sale.


We expect that Messrs. Banks, Gloeckl and Mathis will sell their common shares through the New York Stock Exchange at market prices prevailing at the time of sale.

     Any underwriters or agents may receive compensation in the form of discounts, concessions or commissions from each of Messrs. Banks, Gloeckl and Mathis or such other persons who may be effecting sales under this prospectus (as supplemented or amended to reflect such transaction). Underwriters may sell the common shares to which this prospectus relates to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Messrs. Banks, Gloeckl and Mathis or other persons effecting sales under this prospectus (as supplemented or amended to reflect such transaction), and any such underwriters, dealers and agents, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts or commissions they receive and any profit on the sale of the common shares they realize may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We have agreed to indemnify each of Messrs. Banks, Gloeckl and Mathis against certain liabilities, including liabilities arising under the Securities Act of 1933. Messrs. Banks, Gloeckl and Mathis or other persons effecting sales under this prospectus (as supplemented or amended to reflect such transaction) may agree to indemnify any such underwriters, dealers and agents against certain liabilities, including liabilities under the Securities Act of 1933.

     Messrs. Banks, Gloeckl and Mathis may enter into risk management transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common shares in the course of hedging the positions they assume with any of Messrs. Banks, Gloeckl and Mathis. Messrs. Banks, Gloeckl and Mathis may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of our common shares, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     Under the securities laws of certain states, the common shares to which this prospectus relates may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states, common shares may not be sold unless the common shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     Messrs. Banks, Gloeckl and Mathis also may resell all or a portion of their common shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of such rule.

     Upon notification by any of Messrs. Banks, Gloeckl and Mathis that any material arrangement has been entered into with a broker-dealer for the sale of their common shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (i) the name of each such selling security holder and of the participating broker-dealer(s), (ii) the number of common shares involved, (iii) the price at which such common shares are to be sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

                          DESCRIPTION OF COMMON SHARES

     The following brief description of our common shares does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of our Amended and Restated Certificate of Formation and Operating Agreement and by-laws, copies of which are exhibits to the registration statement of which this prospectus is a part.

                                     General
                                     -------

     Our Amended and Restated Certificate of Formation and Operating Agreement does not limit the number of common shares which our board of directors may cause us to issue. We had 16,806,755 common shares outstanding at September 30, 1999. We will pay distributions to holders of our common shares on a pro rata basis when declared by our board of directors out of funds legally available therefor. Distributions to holders of our common shares are subject to preferences on distributions on our then outstanding preferred shares and any other preferred securities which may be issued by us in the future.

     Holders of our common shares have no preemptive, conversion, sinking fund or cumulative voting rights. Our common shares are not redeemable, except pursuant to certain anti-takeover provisions adopted by us.

     Our Amended and Restated Certificate of Formation and Operating Agreement and by-laws set forth the relationship of our shareholders to MuniMae and to one another and the manner in which we will conduct our operations, much like the articles and by-laws of a Delaware corporation or the partnership agreement of a Delaware general or limited partnership. While, as a limited liability company, we are not subject to the Delaware General Corporation Law, the Delaware Limited Liability Company Act permits a limited liability company agreement to provide, and our Amended and Restated Certificate of Formation and Operating Agreement and by-laws do provide, that the management of a limited liability company shall be conducted by a board of directors and officers designated by such board and that the holders of shares in such limited liability company (as is the case with the holders of our common shares) be afforded substantially all of the rights that are afforded holders of common stock issued by a corporation organized under the Delaware General Corporation Law. In all material respects, the fiduciary duties of our directors and officers and any duties of any controlling shareholder of MuniMae and their affiliates are the same as those applicable under the Delaware General Corporation Law.

                          Transfer Agent and Registrar
                          ----------------------------

     The transfer agent and registrar for our common shares is the Registrar and Transfer Company located at: 10 Commerce Drive, Cranford, New Jersey 07016, telephone number (908) 497-2300.


                        FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain of the federal income tax considerations which are material to a typical shareholder who is a United States citizen or resident and is based upon the Internal Revenue Code, judicial decisions, final, temporary and proposed Treasury regulations and administrative rulings and pronouncements of the Internal Revenue Service, commonly known as the "IRS." No attempt has been made to comment on all federal income tax matters affecting us or our shareholders. The discussion does not purport to deal with federal income or other tax consequences applicable to an investment by certain categories of shareholders, including, without limitation, tax-exempt organizations, dealers in securities, banks, insurance companies, Subchapter S corporations, real estate investment trusts and persons who are not citizens or residents of the United States and is not to be construed as tax advice. In the opinion of Clifford Chance Rogers & Wells LLP, the following discussion reflects the federal income tax considerations which are material to a typical shareholder. No ruling on the federal, state or local tax considerations relevant to the issuance of the common shares, the debt characterization of the mortgage bonds, the tax-exempt character of interest on the mortgage bonds or other investments, our classification as a partnership, or any other issue has been, or will be, requested from the IRS or from any other tax authority. Moreover, no assurance can be given that the conclusions reached by Clifford Chance Rogers & Wells LLP will be accepted by the IRS or, if challenged by the IRS, sustained in court. This summary is based on current legal authority. Legislative or administrative changes or court decisions may occur which could significantly modify the statements and opinions expressed herein.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES TO THEM PRIOR TO PURCHASING THE COMMON SHARES.

General

     Partnership status of MuniMae. Based upon and subject to our representations and the discussion set forth below, we will be classified as a partnership for federal income tax purposes. Under Regulations that are effective as of January 1, 1997, in the case of a "business entity" that was in existence prior to January 1, 1997, the claimed classification of the entity will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification, (ii) the entity and all members of the entity recognized the federal tax consequences of any change in the entity's classification within sixty months prior to January 1, 1997, and
(iii) neither the entity nor any member was notified in writing on or before May 8, 1996, that the classification of the entity was under examination (in which case the entity's classification will be determined in the examination). Based on our representations that the IRS did not examine our classification or the classification of our predecessor as a partnership on or before May 8, 1996 and based upon its review of our Amended and Restated Certificate of Formation and

Operating Agreement and the limited partnership agreement of our predecessor, Clifford Chance Rogers & Wells LLP has advised us that in its opinion, we and our predecessor have satisfied the foregoing requirements. However, our taxation as a partnership further depends upon our satisfaction of the "qualifying income" exception for publicly traded partnerships described below.

     Publicly traded partnership rules. We are a "publicly traded partnership" because our common shares are traded on the NYSE. A publicly traded partnership is generally taxable as a corporation unless 90% or more of its gross income is "qualifying income." Qualifying income includes interest, dividends, real property rents, gains from the sale or disposition of real property, gains from the sale or other disposition of capital assets held for the production of interest or dividends and certain other items. Clifford Chance Rogers & Wells LLP has advised us that, although the issue is not free from doubt, tax-exempt interest constitutes qualifying income for this purpose. In addition, under Treasury regulations finalized on December 17, 1998, income from notional principal contracts such as interest rate swaps, caps and floors will be included in qualifying income if the property, income or cash flow that measures the amounts to which the partnership is entitled under such contracts would give rise to qualifying income if held or received directly by the partnership. Our management has represented that in all of our (and our predecessor's) relevant prior years, at least 90% of our gross income was qualifying income and has covenanted to conduct our operations in a manner such that we will continue to satisfy the qualifying income exception.

     Interest, including tax-exempt interest, will not be treated as qualifying income for these purposes if such interest is derived in the conduct of a financial or insurance business. We have represented and covenanted that we have acted and will continue to act as an investor with respect to our investments and that we have not and will not engage in the active conduct of a lending or banking or similar financial business. If for any reason more than 10% of our gross income is attributable to non-qualifying income, including interest income derived from the conduct of a lending, banking or similar financial business, we would be taxable as a corporation for federal income tax purposes. Based upon and subject to the foregoing representations and covenants and based upon its review of our investments and operational activities as reported by our management, in the opinion of Clifford Chance Rogers & Wells LLP, although the issue is not free from doubt, we (and our predecessor) have been and will continue to be properly treated as a partnership for federal income tax purposes.

     If we were taxable as a corporation in any taxable year for federal income tax purposes, our income and deductions would be reported only on our tax return rather than being passed through to our shareholders and we would be required to pay income tax at corporate rates on any portion of our net income that did not constitute tax-exempt income. In this regard, a portion of our tax-exempt income may be included in determining our alternative minimum tax liability. The imposition of any such tax would reduce the amount of cash available to be distributed to our shareholders. In addition, distributions to our shareholders would be taxable as ordinary dividend income to the extent of our earnings and profits, which would include our tax-exempt income as well as any taxable income we might have. Payments of such dividends would not be deductible by us.

Certain income tax considerations relating to MuniMae and its shareholders.

     Taxation of MuniMae and its shareholders. A partnership itself is not subject to any federal income tax. Assuming we are classified as a partnership for tax purposes, we will not be subject to federal income tax and each shareholder will be required to report on his or her personal income tax return his or her distributive share of our income, gain, loss, deduction and items of tax preference and will be subject to tax on his or her distributive share of our taxable income, regardless of whether any portion of that income is, in fact, distributed to such shareholder. Thus, shareholders may be required to accrue income, without the current receipt of cash if we do not make cash distributions while generating taxable income from operations. Consequently, a shareholder's tax liability with respect to his or her share of our taxable income may exceed the cash actually distributed in a given taxable year.

     We must file a federal information tax return on Form 1065. We will provide information as to each shareholder's distributive share of our income, gain, loss, deduction and items of tax preference on a Schedule K-1 supplied to such shareholder after the close of our fiscal year. In preparing such information, we will utilize various accounting and reporting conventions, some of which are discussed herein, to determine each shareholder's allocable share of income, gain, loss and deduction. There is no assurance that the use of such conventions will produce a result that conforms to the requirements of the Internal Revenue Code, Treasury regulations or IRS administrative pronouncements and there is no assurance that the IRS will not successfully contend that such conventions are impermissible. Any such contentions could result in substantial expenses to us and our shareholders as a result of contesting such contentions, as well as an increase in tax liability to shareholders as a result of adjustments to their allocable share of the our income, gains, losses and deductions.

     Tax-exempt income. We expect that a significant portion of our revenues will constitute tax-exempt income. There are risks that certain amounts of income that we will report as tax-exempt may not qualify for such treatment.

     Allocation of income and loss. Article 4 of our Operating Agreement allocates our profits and losses and corresponding items of taxable and tax-exempt income, gain, loss and deductions (including nondeductible expenses). The allocations generally allocate to holders of common shares all of our items of income, gain, loss and deductions other than items of income gain, loss and deduction attributable to the SCATEF Assets (as defined in our Operating Agreement), which are used to fund most or all distributions in respect of certain of our preferred shareholders. Additional items of income, gain, loss or deduction (including tax-exempt interest) are allocated to certain of our preferred shareholders to the extent the items attributable to the SCATEF Assets are insufficient to account for the distributions payable to such holders under
Article 5 of our Operating Agreement.

     Our allocation provisions will be recognized for federal income tax purposes only if they are considered to have "substantial economic effect" and are not retroactive allocations. If any allocation of an item fails to satisfy the "substantial economic effect" requirement, the item will be allocated among the shareholders based on their respective "interests" in us, determined on the basis of all of the relevant facts and circumstances. Such a determination could result in the income, gains, losses, deductions or credits allocated under our Operating Agreement being reallocated among the shareholders. Such a reallocation, however, would not alter the distribution of cash flow under our Operating Agreement.

     The Operating Agreement permits shareholders' capital accounts to be increased or decreased to reflect the revaluations of property (at fair market value) on our books in connection with a contribution or distribution of money or other property. Capital accounts will generally be restated to reflect an issuance of additional common shares.

     When common shares are sold or exchanged, we are required to account for the variation between the basis of the transferees in the common shares and the transferee's share of the tax basis of our assets (less the transferee's share of our debt) allocable to his or her common shares. The IRS has not issued guidance as to how a company with publicly traded shares can comply with these rules.

     There is no  assurance  the IRS will agree  with our  method of  allocating
income,   gain,   loss  and  deduction   (including   tax-exempt   interest  and
nondeductible expenses) to the holders of our common shares, or our determination and allocation of adjustments attributable to differences between the purchase price of common shares and their shares of the tax basis in our assets. Because as a publicly traded partnership we may be unable to comply with the literal requirements of the Treasury regulations and because certain of our Operating Agreement's allocations may not have "substantial economic effect," Clifford Chance Rogers & Wells LLP is unable to express an opinion on these issues. However, we do not expect that any reasonable adjustments which may be required by the IRS would substantially increase the share of the taxable income allocable to shareholders.

     Shareholder's basis in common shares. A shareholder's adjusted basis in common shares is relevant in determining the gain or loss on the sale or other disposition of common shares and the tax consequences of a distribution from us. In addition, a shareholder is entitled to deduct on his personal income tax return, subject to the limitations discussed below, his distributive share of our net loss, if any, to the extent of such shareholder's adjusted basis in his common shares. A shareholder's basis in his common shares will generally be his purchase price for the common shares, increased by his share of items of our income (including tax-exempt interest) and gain, and reduced, but not below zero, by his share of our items of loss and deduction (including any nondeductible expenses) and by any cash distributions received by such shareholder from us.

     Treatment  of  cash   distributions  to  our  shareholders  from  us.  Cash
distributions made to our shareholders will generally be treated as a non-taxable return of capital and will not generally increase or decrease such shareholders' share of taxable income or loss from us. A return of capital generally does not result in any recognition of gain or loss for federal income tax purposes but reduces a shareholder's adjusted basis in his common shares. Distributions of cash in excess of a shareholder's adjusted basis in his common shares immediately prior thereto will result in the recognition of gain to the extent of such excess.

     Sale of the common shares. Gain or loss will be recognized by a shareholder upon the sale of the common shares acquired in an amount equal to the difference between the amount realized on the sale and the tax basis of the shareholder allocable to the common shares. Except to the extent attributable to unrealized receivables or inventory, which are not expected to be material, such gain or loss will be capital gain or loss if the common shares are capital assets in the hands of the holder thereof and will be long term capital gain or loss if the shareholder's holding period in the common shares is more than one year. In general, an individual's long term capital gain is taxed at a maximum rate of 20% (10% for individuals in the 15% tax bracket).

     It is the position of the IRS that a partner has a single aggregate basis in all of the partner's partnership interests and that, to determine gain or loss upon a sale of a portion of such partnership interest, the portion of the partner's basis allocated to the interest being sold equals the partner's share of partnership liabilities transferred in the sale plus the partner's aggregate tax basis (excluding basis attributable to partnership liabilities) multiplied by the ratio of the fair market value of the interests sold to the fair market value of all of the partner's partnership interests. This rule may produce unexpected results if applied to a shareholder who purchased common shares at more than one price or who owns preferred shares in addition to common shares because the sale may result in significantly different gains or losses than in the case of a shareholder who held only the common shares being sold.

     Limitations on deductibility of losses. It is not anticipated that we will generate any tax losses. A corporate shareholder generally will be entitled to deduct its distributive share of any of our losses to the extent of the tax basis of its common shares at the end of the year in which such losses occur. However, shareholders who are individuals, trusts, estates, personal service companies and certain closely held C corporations may be subject to limitations on deducting our losses, pursuant to the passive loss provisions of the Internal Revenue Code.

     Limitation on interest deductions. The deductibility of a non-corporate taxpayer's "investment interest" expense is generally limited to the amount of such taxpayer's "net investment income." Investment interest expense includes:

o interest on indebtedness incurred or continued to purchase or carry property held for investment and that is not part of a passive activity;

o a partnership's interest expense attributed to portfolio income under the passive loss rules; and

o the portion of interest expense incurred or continued to purchase or carry an interest in a passive activity (such as a shareholder's investment in our shares) to the extent attributed to portfolio income under the passive loss rules.

Net investment income includes gross income from property held for investment, gain attributable to the disposition of property held for investment and amounts treated as gross portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income.

     A shareholder would treat as investment interest expense his allocable portion of our total interest expense, if any, or of any margin account or other interest expense incurred to purchase or carry a common share, that is attributable to our gross portfolio income less deductible expenses directly connected with such portfolio income. The portion of a shareholder's allocable share of our interest expense, or of any margin account or other interest expense incurred to purchase or carry a common share, that is attributable to our passive income is subject to the passive loss limitations described above.

     Deductibility of interest connected with tax-exempt income. The Internal Revenue Code disallows any deduction for interest paid by a taxpayer on indebtedness incurred or continued for the purpose of purchasing or carrying a tax-exempt obligation. A purpose to carry tax-exempt obligations will be inferred whenever a taxpayer owns tax-exempt obligations and has outstanding indebtedness which is neither directly connected with personal expenditures nor incurred in connection with the active conduct of a trade or business. The IRS might take the position that a shareholder's allocable portion of any interest paid by us on our borrowings and any interest paid by the shareholder on indebtedness incurred to purchase our shares should be viewed, in whole or in part, as incurred to enable such shareholder to continue carrying such tax-exempt obligations and, therefore, that the deduction of any such interest by such shareholder should be disallowed in whole or in part. We do not expect to incur any significant amount of indebtedness to purchase or carry tax-exempt investments. However, a risk exists that the IRS may take the position that P-FLOATsSM sold as part of the securitizations are debt. Puttable floating option tax-exempt receipts, commonly known P-FLOATsSM, are senior securities that bear interest at rate that is reset weekly so that they sell at par value. We have received opinions of counsel to the effect that the P-FLOATsSM are not debt for federal income tax purposes. However, if the IRS were to successfully assert this position, interest paid to the holders of P-FLOATsSM may not be deductible.

     Alternative minimum tax. Unless grandfathered, interest on the mortgage bonds generally is an item of tax preference for purposes of the alternative minimum tax. To the extent that the interest we receive on any of our mortgage bonds is such an item of tax preference, a portion of the interest income allocable to a holder of common shares also will be a tax preference item.

     Other federal income tax considerations. The Internal Revenue Code contains certain provisions that could result in other tax consequences as a result of ownership of the common shares or the inclusion in certain computations including, without limitation, those related to the corporate alternative minimum tax and environmental tax.

     Ownership of tax-exempt obligations may result in collateral tax consequences to certain taxpayers, including, without limitation, financial institutions, property and casualty insurance companies, certain foreign corporations doing business in the United States, certain S corporations with excess passive income, individual recipients of social security or railroad retirement benefits and individuals otherwise eligible for the earned income credit. Prospective purchasers of common shares should consult a tax advisor as to the applicability of any such collateral consequences.

     Company expenses. We have incurred or will incur various expenses in connection with our ongoing administration and operation. Payments for services generally are deductible if the payments are ordinary and necessary expenses, are reasonable in amount and are for services performed during the taxable year in which paid or accrued. We anticipate that a portion of our ordinary expenses will be allocable to tax-exempt interest income. The Internal Revenue Code prohibits the deduction of any expense otherwise allowable under Section 212 which is allocable to tax-exempt interest income. Shareholders who are individuals will not be permitted to deduct the portion of our expenses related to tax-exempt income in calculating their federal income tax liability.

     To the extent our expenses are not disallowed as described in the previous paragraph, payments for services related to the acquisition of an asset having a useful life in excess of one year, such as brokerage fees, generally must be capitalized into the cost basis of the acquired property. The IRS may not agree with our determinations as to the deductibility of fees and expenses and might require that certain expenses be capitalized and amortized or depreciated over a period of years. If all or a portion of such deductions were to be disallowed, on the basis that some of the foregoing expenses are non-deductible syndication fees or otherwise, our taxable income would be increased or our losses would be reduced.

     An individual's miscellaneous itemized deductions, including his or her investment expenses, are deductible only to the extent they exceed 2% of his or her adjusted gross income. Under the Taxpayer Relief Act of 1997, if we elect to be treated as an "electing large partnership" under the Internal Revenue Code, the limitation on miscellaneous itemized deductions will apply at the partnership level. In that case, instead of the 2% floor, 70% of our total miscellaneous itemized deductions would be disallowed.

     Section 754 election. We have elected under Section 754 of the Internal Revenue Code to adjust the basis of partnership property on the transfer of preferred and common shares by the difference between the transferee's basis for his shares and the transferee's allocable share of the basis of all of our property. The increase or decrease affects the basis of our property only with respect to the transferee holder of shares. The procedure for allocating the basis adjustment is complex and there is no assurance that the IRS would not challenge our allocations of the basis adjustment among our assets.

     Backup withholding. Distributions to shareholders whose common shares are held on their behalf by a "broker" may constitute "reportable payments" under the federal income tax rules regarding "backup withholding." Backup withholding, however, would apply only if the shareholder failed to furnish his Social Security number or other taxpayer identification number of the person subject to the backup withholding requirement (e.g., the "broker") or furnished an incorrect Social Security number or taxpayer identification number. If "backup withholding" were applicable to a shareholder, we would be required to withhold

31% of each distribution to such shareholder and to pay such amount to the IRS on behalf of such shareholder.

     Issuance of additional common shares. We are likely to issue new common shares to additional investors to finance the acquisition of additional investments. On any issuance of additional common shares, the capital accounts of the existing shareholders will be adjusted to reflect a revaluation of our property (based on their then fair market value, net of liabilities, to which they are then subject).

     Tax returns, audits, interest and penalties. We will supply Schedules K-1 to Form 1065 to each shareholder of record as of the last day of each month after the end of each calendar year. We are not obligated to provide tax information to persons who are not such shareholders of record.

     Any shareholder who sells or exchanges a common share will be required to notify us of such transaction in writing within 30 days of the transaction (or, if earlier, by January 25 of the calendar year after the year in which the transaction occurs). The notification is required to include the names and addresses of the transferor and the transferee; the taxpayer identification number of the transferor and, if known, of the transferee; and the date of the sale or exchange. A shareholder will not be required to notify us of a sale or exchange of a common share if an information return is required to be filed by a broker with respect to such sale or exchange. Any transferor who fails to notify us of a sale or exchange may be subject to a $50 penalty for each such failure. We will treat any transferor shareholder who provides all of the information requested of the transferor on the depositary receipt as having satisfied this notification requirement.

     In addition, we must file a return notifying the IRS of any sale or exchange of a common share of which we have notice and report the name and address of the transferee and the transferor who were parties to such transaction, along with all other information required by applicable Treasury regulations, including the fair market value of the selling shareholder's allocable share of unrealized receivables (including depreciation recapture, if any). If we do not know the identity of the beneficial owner of the common share, the record holder of such common share may be treated as the transferor or transferee, as the case may be. If we fail to file such a return, we may be subject to a penalty of $50 for each such failure up to an annual maximum of $250,000 (with no limit in the case of intentional disregard of the filing requirement). We are also required to provide this information to the transferor and the transferee. If we fail to furnish any such information, we may be subject to a penalty of $50 per failure up to an annual maximum of $250,000. However, we would not be required to file a return upon the sale or exchange of a common share with respect to which an information return is required to be filed by a broker.

     To the extent our tax returns are examined by the IRS, the tax treatment of our income, gain, loss, deductions or credits will be determined at the partnership level in a unified proceeding, rather than separate proceedings for each holder of common or preferred shares. We may elect to be treated as an "electing large partnership" under the Internal Revenue Code. If we make such election, only we (and not our shareholders) will receive notice of IRS adjustments to our return. We (and not our shareholders) would have the right to appeal the adjustments. Under the electing large partnership provisions, we may elect to either combine the adjustments with similar items for the current tax year and pass through the adjustment to the shareholders for such year, or pay a tax on any adjustment at the highest individual or corporate rate, plus interest and penalties. In general terms, if we do not elect to be treated as an electing large partnership, we will still be subject to a unified partnership proceeding, but shareholders owing at least a one percent profits interest in the partnership whose name and address is furnished to the IRS would receive notice of the commencement of an audit as well as notice of the final partnership administrative adjustment. Also, if we do not elect "electing large partnership" status, our tax matters partner would generally not be able to settle on behalf of, and bind, shareholders with a one percent or greater profits interest.

     State, local and foreign income taxes. In addition to the federal income tax consequences described above, shareholders should consider potential state, local and foreign tax consequences of an investment in our shares and are urged to consult their individual tax advisors in this regard. The rules of some states and localities for computing and/or reporting taxable income may differ from the federal rules. Interest income that is tax-exempt for federal purposes may be taxable by some states and localities.

     Both the substantive features and the filing requirements of state income taxation of shareholders will vary according to several factors which include the following:

o    the status of the shareholder;

o whether the state imposes personal or corporate income taxation or instead imposes a form of franchise, unincorporated business or occupational taxation;

o whether the state will allow credits or exemptions for income taxes to which a shareholder is subject in his state or other jurisdiction of residence;

o the level of personal exemptions or credits allowed by the state and whether those exemptions or credits are required to be prorated in the ratio of income sourced in the taxing state to total income; and

o whether the applicable tax rate structure is applied on the basis of income sourced in the taxing jurisdiction or on the basis of total income of a nonresident taxpayer.

We may be required to withhold state taxes from distributions to shareholders in some instances.

     The summary of tax consequences set forth above is for general information only and does not address the circumstances of any particular shareholder. Shareholders should consult their own tax advisors as to the specific tax consequences of the purchase, ownership and disposition of common shares including the application of state, local and foreign tax laws.


                                  LEGAL MATTERS

     Certain legal matters will be passed upon for MuniMae by Clifford Chance Rogers & Wells LLP, New York, New York.


                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table indicates the expenses to be incurred in connection with the offerings described in this registration statement. We are responsible for all costs, expenses and fees associated with the registration of these common shares. All expenses are estimated except the Securities and Exchange Commission registration fee.


Securities and Exchange Commission registration fee...........     $ 5,533
Accounting fees...............................................      20,000
Legal fees and expenses.......................................      35,000
                                                                   -------
        Total.................................................     $60,533
                                                                   =======

     These estimated expenses do not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities. Messrs. Banks, Gloeckl and Mathis will be responsible for all costs, expenses and fees associated with the future sales by them of these common shares.

Item 15. Indemnification of Directors and Officers.

     MuniMae's Amended and Restated Certificate of Formation and Operating Agreement, dated as of August 1, 1996, contains the following provisions relating to indemnification of directors and officers. All terms capitalized below and not otherwise defined shall have the meanings set forth in MuniMae's Amended and Restated Certificate of Formation and Operating Agreement.

          "8.1. Limitations on Liability, and Indemnification of, Directors and Officers.

               (a) No Directors or officers of the Company shall be liable, responsible or accountable in damages or otherwise to the Company or any of the Shareholders for any act or omission performed or omitted by him or her, or for any decision, except in the case of fraudulent or illegal conduct of such person. For purposes of this Section 8.1, the fact that an action, omission to act or decision is taken on the advice of counsel for the Company shall be evidence of good faith and lack of fraudulent conduct.

               (b) All Directors and officers of the Company shall be entitled to indemnification from the Company for any loss, damage or claim (including any reasonable attorney's fees incurred by such person in connection therewith) due to any act or omission made by him or her, except in the case of fraudulent or illegal conduct of such person; provided, that any indemnity shall be paid out of, and to the extent of, the assets of the Company only (or any insurance proceeds available therefor), and no Shareholder shall have any personal liability on account thereof.

               (c) The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person acted fraudulently or illegally.

               (d) The indemnification provided by this Section 8.1 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of Shareholders or Directors, or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such a person.

               (e) Any repeal or modification of this Section 8.1 shall not adversely affect any right or protection of a Director or officer of the Company existing at the time of such repeal or modification.

               (f) The Company may, if the Board of Directors of the Company deems it appropriate in its sole discretion, obtain insurance for the benefit of the Company's Directors and officers, relating to the liability of such persons."

     MuniMae has purchased insurance for the benefit of the directors and officers of MuniMae, relating to the liability of such persons. The directors and officers liability insurance insures (i) the officers and directors of MuniMae from any claim arising out of an alleged wrongful act by such persons while acting as directors and officers, and (ii) MuniMae to the extent that it has indemnified the directors and officers for such loss.

Item 16.  Exhibits.

     The following is a list of all exhibits filed as a part of this registration statement on Form S-3:

Exhibit Number        Exhibit
--------------        -------

        1.1    Form of Underwriting Agreement.(1)

        2.1 Stock Purchase and Contribution Agreement, dated as of September 30, 1999, by and among Municipal Mortgage & Equity, LLC, and Robert J. Banks, Keith J.
               Gloeckl and Ray F. Mathis.(2)

        2.2 Registration Rights Agreement, dated as of October 20, 1999, by and between Municipal Mortgage & Equity, LLC, and Robert J. Banks, Keith J. Gloeckl and Ray F. Mathis.(3)

        4.1 Amended and Restated Certificate of Formation and Operating Agreement of MuniMae.(4)

        4.2 Amendment No. 1 to the Amended and Restated Certificate of Formation and Operating Agreement of MuniMae.(5)

        4.3    By-laws of MuniMae.(6)

        4.4    Form of specimen certificate representing common shares.(7)

        5.1    Opinion of Clifford Chance Rogers & Wells LLP.

        8.1 Opinion of Clifford Chance Rogers & Wells LLP as to certain tax matters.

        23.1 Consent of Clifford Chance Rogers & Wells LLP (contained in the opinion filed as Exhibit 5.1).

        23.2   Consents of PricewaterhouseCoopers LLP.

        24.1 Powers of attorney (set forth in the signature pages to this registration statement).

-------------------------

        (1) To be filed by amendment, by incorporation by reference or by filing of a Current Report on Form 8-K in connection with the offering of the common shares.

        (2) Filed as an Exhibit to MuniMae's Current Report on Form 8-K, filed October 8, 1999.

        (3) Filed as an Exhibit to MuniMae's Current Report on Form 8-K/A, filed December 27, 1999.

        (4) Filed as an Exhibit to MuniMae's Amended Annual Report on Form 10-K/A for the year 1997 and incorporated by reference.

        (5) Filed as an Exhibit to MuniMae's Quarterly Report on Form 10-Q, filed May 14, 1999.

        (6) Filed as an Exhibit to MuniMae's Registration Statement on Form S-3, as amended (Registration No. 333-56049), filed on June 29, 1998, and incorporated by reference.

        (7) Filed as Exhibit 4.1 to MuniMae's Registration Statement on Form S-4 (File No. 33-99088), filed November 7, 1995, and incorporated by reference.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) to include any prospectus  required by Section  10(a)(3)
               of the Securities Act of 1933;

                    (ii) to  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) to include any  material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement;

               (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) to remove from registration by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby further undertakes that:

          (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Baltimore, State of Maryland, on this 24th day of January, 2000.


                             MUNICIPAL MORTGAGE & EQUITY, LLC



                             By:    /s/ Mark K. Joseph
                                    --------------------------------------------
                             Name:  Mark K. Joseph
                             Title: Chairman of the Board and Chief
                                    Executive Officer


                                POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that we the undersigned officers and directors of Municipal Mortgage & Equity, LLC, hereby severally constitute Mark
K. Joseph and Michael L. Falcone and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement (including, without limitation, any amendments filed pursuant to Section 462(b) of the Securities Act of 1933, as amended), and generally to do all such things in our names and in our capacities as officers and directors to enable Municipal Mortgage & Equity, LLC to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


         Signature                      Title                    Date
         ---------                      -----                    ----

/s/ Mark K. Joseph
---------------------------      Chairman of the Board and      January 24, 2000
    Mark K. Joseph               Chief Executive Officer
                                  (Principal Executive
                                  Officer) and Director

/s/ Gary A. Mentesana            Chief Financial Officer        January 24, 2000
---------------------------      (Principal Financial
    Gary A. Mentesana            Officer and Principal
                                  Accounting Officer)

/s/ Charles C. Baum                 Director                    January 24, 2000
---------------------------
    Charles C. Baum

/s/ Richard O. Berndt               Director                    January 24, 2000
---------------------------
    Richard O. Berndt

/s/ Robert S. Hillman               Director                    January 24, 2000
---------------------------
    Robert S. Hillman

/s/ William L. Jews                 Director                    January 24, 2000
---------------------------
    William L. Jews

/s/ Carl W. Stearn                  Director                    January 24, 2000
---------------------------
    Carl W. Stearn

/s/ Douglas A. McGregor             Director                    January 24, 2000
---------------------------
    Douglas A. McGregor

/s/ Michael L. Falcone              Director                    January 24, 2000
---------------------------
    Michael L. Falcone

/s/ Robert J. Banks                 Director                    January 24, 2000
---------------------------
    Robert J. Banks

                                      INDEX TO EXHIBITS

Exhibit Number        Exhibit
--------------        -------

        1.1    Form of Underwriting Agreement.(1)

        2.1 Stock Purchase and Contribution Agreement, dated as of September 30, 1999, by and among Municipal Mortgage & Equity, LLC, and Robert J. Banks, Keith J.
               Gloeckl and Ray F. Mathis.(2)

        2.2 Registration Rights Agreement, dated as of October 20, by and between Municipal Mortgage & Equity, LLC, and Robert J. Banks, Keith J. Gloeckl and Ray F. Mathis.(3)

        4.1 Amended and Restated Certificate of Formation and Operating Agreement of MuniMae.(4)

        4.2 Amendment No. 1 to the Amended and Restated Certificate of Formation and Operating Agreement of MuniMae. (5)

        4.3    By-laws of MuniMae.(6)

        4.4    Form of specimen certificate representing common shares.(7)

        5.1    Opinion of Clifford Chance Rogers & Wells LLP.

        8.1 Opinion of Clifford Chance Rogers & Wells LLP as to certain tax matters.

        23.1 Consent of Clifford Chance Rogers & Wells LLP (contained in the opinion filed as Exhibit 5.1).

        23.2   Consents of PricewaterhouseCoopers LLP.

        24.1 Powers of attorney (set forth in the signature pages to this registration statement).

-------------------------
        (1) To be filed by amendment, by incorporation by reference or by filing of a Current Report on Form 8-K in connection with the offering of the common shares.

        (2) Filed as an Exhibit to MuniMae's Current Report on Form 8-K, filed October 8, 1999 and incorporated by reference.

        (3) Filed as an Exhibit to MuniMae's Current Report on Form 8-K/A, filed December 27, 1999.

        (4) Filed as an Exhibit to MuniMae's Amended Annual Report on Form 10-K/A for the year 1997 and incorporated by reference.

        (5) Filed as an Exhibit to MuniMae's Quarterly Report on Form 10-Q, filed May 14, 1999.

        (6) Filed as an Exhibit to MuniMae's Registration Statement on Form S-3, as amended (Registration No. 333-56049), filed on June 29, 1998, and incorporated by reference.

        (7) Filed as Exhibit 4.1 to MuniMae's Registration Statement on Form S-4 (File No. 33-99088), filed November 7, 1995, and incorporated by reference.